Exhibit 99.2

March 27, 2017

3DIcon Appoints Michael Kraft as CEO

Advanced Materials Expert and Experienced Start-up Leader Joins 3DIcon/Coretec Team

TULSA, OK -- (Marketwired) – 3/27/2017 -- 3DIcon Corporation (OTC PINK: TDCP) announced today it has appointed Michael Kraft as its CEO. Kraft will replace Doug Freitag, who will continue with the Company in the role of Vice President of Technology.

Michael Kraft is known for strategic vision, business development, and creating long-term organizational value from customers, markets, and strategic partners. As President/CEO he’s led many companies in advanced materials and helped grow revenues from start-up to $300 million and established them as strategic suppliers to worldwide markets and partners of the Global 500. Michael has also been a member of two senior executive teams that grew revenues from ~$100 million to $1 billion range and in both companies increased shareholder value to >$1 billion. His focus is to quickly identify critical business drivers, grow revenues and market share organically, build strategic partnerships, and complete accretive acquisitions. Michael is excellent in international market development, deal management, transaction diligence, public and private M&A, integration, and synergy realization. He’s led eight (8) global, multi-cultural acquisition teams ranging in purchase price from $5 million to $1.5 billion.

"I look forward to assuming this new role during an exciting time for 3DIcon as a company. Following the recent merger with Coretec Industries, we are well positioned to enter new, growing markets that utilize Silicon-materials which we anticipate will result in near-term revenue to the Company,” said Kraft.

Kraft will oversee the continued research and development of the Company's proprietary CSpace® technology, along with commercialization of the proprietary technology and significant IP portfolio of Silicon-based technologies acquired through the recent merger with Coretec Industries, LLC. That portfolio includes technologies with potential for immediate application within the markets of energy storage/Lithium-ion batteries, solar energy, solid state lighting, and printable electronics.

"It was very important to us as we move forward that we build a strong management team, and we feel very fortunate that Michael Kraft has joined our team. We appreciate Doug Freitag’s service as CEO and are pleased that he will continue with the Company in his role as VP of Technology," said Victor Keen, co-chair, Board of Directors. "The Board of Directors looks forward to working with Michael Kraft and we are confident in the direction of our Company and look forward to its success."

About 3DIcon Corporation

3DIcon Corporation (the "Company") is a developer of technologies for emerging markets, including its patented volumetric 3D display technology, CSpace®. In collaboration with its wholly owned subsidiary, Coretec Industries, LLC, the Company utilizes a portfolio of silicon-based materials to pursue commercial development in energy-focused verticals such as energy storage, solar, and solid-state lighting, as well as printable electronics and 3D displays.

Forward-Looking Statements

The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from operations are forward-looking statements, and -may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

For more information please visit www.3dicon.net.

Company contact: 3DIcon Corporation Judy Keating 918-494-0509

Press contact:

Source: 3DIcon Corporation